Exhibit 10(iii)(n)

OMNIBUS EQUITY PLANS 409A AMENDMENT

WHEREAS, the Company’s 1989 Omnibus Stock and Incentive Plan; the Company’s 2000 Omnibus Stock and Incentive Plan; the Company’s 2002 Omnibus Stock and Incentive Plan; and the Company’s 2007 Omnibus Stock and Incentive Plan (collectively, the “Omnibus Plans”) provide that the Committee shall have the authority to, among other things, impose limitations, restrictions and conditions upon awards granted under the Omnibus Plans, adopt, amend and rescind administrative guidelines and other rules and regulations relating to the Omnibus Plans, and make all other determinations and take all other actions deemed necessary or advisable for the implementation and administration of the Omnibus Plans and any award granted under the Omnibus Plans; and

WHEREAS, the Human Resources Committee (the “Committee”) of the Board of Directors of Whirlpool Corporation (the “Company”) has previously delegated authority to the Senior Vice President of Global Human Resources to amend its compensation plans and arrangements from time to time to the extent necessary or appropriate to conform those plans and arrangements to new legal requirements affecting those plans and arrangements, including, but not limited to Section 409A of the Internal Revenue Code of 1986, as amended (“Section 409A”);

WHEREAS awards granted under the Omnibus Plans provide that the Committee has the authority to amend such awards.

NOW THEREFORE BE IT RESOLVED that all awards which constitute deferred compensation subject to Section 409A which have been granted under the Omnibus Plans (including programs pursuant to which awards were granted under the Omnibus Plans) shall be administered in accordance with the following rules and regulations:

Section 409A Rules/Regulations.

(a)	The Committee shall undertake to administer, interpret, and construe each Award in a manner that does not result in the imposition on the Participant of any additional tax, penalty, or interest under Section 409A of the Code. The preceding provision, however, shall not be construed as a guarantee by the Company of any particular tax effect to a Participant under any Award. The Company shall not be liable to a Participant for any payment made under any Award that is determined to result in an additional tax, penalty, or interest under Section 409A of the Code, nor for reporting in good faith any payment made under any Award as an amount includible in gross income under Section 409A of the Code.

(b)	“Termination of employment,” “resignation,” or words of similar import, as used in the Omnibus Plans or any Award granted thereunder means, for purposes of any payments under any Award that are payments of deferred compensation subject to Section 409A of the Code, the Participant’s “separation from service” as defined in Section 409A of the Code.

(c)	To the extent any payment or settlement that is a payment of deferred compensation subject to Section 409A of the Code is contingent upon a “change in control,” such payment or settlement shall only occur if the event giving rise to the change in control would also constitute a change in ownership or effective control of the Company, or a change in the ownership of a substantial portion of the assets of the Company, within the meaning of Section 409A of the Code. The vesting of any Award shall not be affected by the preceding sentence.

(d)	If a payment obligation under any Award arises on account of the Participant’s separation from service while the Participant is a “specified employee” (as determined under the Whirlpool Corporation Specified Employee Policy), any payment of “deferred compensation” (as defined under Treasury Regulation Section 1.409A-1(b)(1), after giving effect to the exemptions in Treasury Regulation Sections 1.409A-1(b)(3) through (b)(12)) that is scheduled to be paid within six (6) months after such separation from service shall accrue without interest and shall be paid within 15 days after the end of the six-month period beginning on the date of such separation from service or, if earlier, within 15 days after his or her death.

RESOLVED FURTHER THAT each Award granted under the Omnibus Plans which constitutes deferred compensation subject to Section 409A is hereby amended to include the provisions set forth in the above Resolution.

WHIRLPOOL CORPORATION

By:	/s/ David A. Binkley
Name:	David A. Binkley
Title:	Senior Vice President
Global Human Resources

Date:	December 19, 2008